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                                                                     EXHIBIT 5.2


                       [Letterhead of Sullivan & Cromwell]




                                                                January 29, 1998






Sony Corporation,
      7-35, Kitashinagawa 6-chome,
           Shinagawa-ku, Tokyo 141-0001,
                Japan.

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of $1,000,000,000 principal amount of notes (the "Securities") of Sony Corporation, a corporation incorporated in Japan (the "Company"), we, as your special United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.



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                  The foregoing opinion is limited to the Federal laws of the
United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we have relied upon the opinion, dated January 29, 1998, of Tsunematsu Yanase & Sekine, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Tsunematsu Yanase & Sekine.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Taxation--United States Taxation", "Validity of Notes" and "General Information" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,


                                    SULLIVAN & CROMWELL